Exhibit 1.01

2021 Conflict Minerals Report

Lowe’s Companies, Inc. (the “Company” or “Lowe’s”) has included this Conflict Minerals Report as an exhibit to Form SD for the reporting period from January 1 to December 31, 2021, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended. Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Lowe’s and its consolidated subsidiaries.

I.    Overview
Lowe’s has developed and implemented a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidelines”), to determine the use, source, and origin of columbite-tantalite (also known as coltan), cassiterite, wolframite, gold and their derivatives tantalum, tin and tungsten (collectively, “3TG”) in our global product portfolio, and specifically, whether any of them originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Based on the due diligence steps described in Section IV, we found no reason to believe that the products in our global product portfolio were produced with necessary 3TG sourced from smelters or refiners (“SORs”) that directly or indirectly financed or benefited armed groups within the Covered Countries.

II.     Product Description

Lowe’s evaluated the application of the terms “manufacture” and “contract to manufacture” (as used in Rule 13p-1) as they relate to the Company’s products, including products over which the Company may have specific influence in the manufacturing process and so may be products the Company is deemed to have “contracted to manufacture.” We then identified product groups for which 3TG may be necessary to the functionality or production. Lowe’s determined (i) it may have specific influence in the manufacturing process of, and therefore be deemed to have “contracted to manufacture,” products in the product groups listed in Attachment C to this Conflict Minerals Report and (ii) products in such product groups may include 3TG that is necessary to the functionality or production of those products.

III.     Reasonable Country of Origin Inquiry

Lowe’s conducted a good faith reasonable country of origin inquiry (“RCOI”) by sending out the Conflict Minerals Reporting Template (“CMRT”) and reviewing smelter certifications through our membership in the Responsible Minerals Initiative (“RMI”), that we believe was reasonably designed to determine whether any of the necessary 3TG that may be contained in the Company’s products originated in the Covered Countries or came from recycled or scrap sources.

We do not directly source minerals from SORs or mines, nor do we have direct knowledge of the country of origin and chain of custody of 3TG in our supply chain. Our supply chain is complex and there are many intermediaries between us and mines from which participants in our supply chain source minerals. As a result, we must rely on our direct vendors and suppliers for information relating to the 3TG in the products we source from them, who in turn often similarly rely on their own vendors and suppliers as they too are often far removed from the actual source of any 3TG.

In conducting the RCOI, Lowe’s solicited information from vendors who supplied products to Lowe’s for which 3TG may be necessary to the functionality or production regarding the inclusion of 3TG in those products, including but not limited to the location or origin of the 3TG. For this process, Lowe’s used the CMRT published by the RMI, formerly the Conflict-Free Sourcing Initiative.

As a result of the RCOI, Lowe’s has reason to believe that certain of the necessary 3TG that may be contained in our products may have originated in the Covered Countries. Lowe’s therefore conducted further due diligence on the source and chain of custody of the necessary 3TG that may be contained in our products.

Based on the due diligence described below, Lowe’s believes the facilities used to process the necessary 3TG that may be in our products include 140 different SORs, 130 of which are RMAP Conformant (as defined below). None of the remaining 10 SORs, which are not RMAP Conformant, are located in the Covered Countries.

IV.    Due Diligence

Due Diligence Design

The design of the Company’s due diligence framework conforms to the five steps of the OECD Guidelines.

Due Diligence Measures Performed

Step 1 - Establish Strong Company Management Systems. Lowe’s Conflict Minerals Compliance Program is under the leadership of the Senior Vice President, Global Merchandising and the Executive Vice President, Merchandising, to whom the working group provides updates regarding the program results. The compliance program is administered by a dedicated cross-functional working group, which works closely with various internal departments and external vendors to manage the process of supply chain due diligence to fulfill Lowe’s 3TG reporting and disclosure requirements. This working group engages with key stakeholders both internally and externally, conducts training, collects and analyzes data, and evaluates 3TG risks to establish the chain of custody and/or traceability of upstream actors, products and materials in the Lowe’s supply chain.

Lowe’s is committed to sourcing materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries. Lowe’s has adopted a Conflict Minerals Statement and communicated the principles thereof to its vendors and the public. The principles of the Lowe’s Conflict Minerals Statement are included in Lowe’s Vendor Code of Conduct, which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. In addition, Lowe’s has a Conflict Mineral Policy, which is publicly available on the Company’s website at: https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-conflict-minerals-policy. Education, engagement and oversight regarding these principles and expectations are essential components of our management systems and are overseen by the working group. Accordingly, we expect our vendors to (i) source materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products. The Vendor Code of Conduct also details how to file a grievance with the Company and is publicly available at the following website:

https://www.loweslink.com/llmain/pubdocuments/lgsbusinessethics.pdf

Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. Lowe’s established an internal Conflict Minerals Compliance Program, which included the creation of the Company’s 3TG working group and Conflict Minerals Policy. The working group met with representatives from various departments within Lowe’s, identified product groups for which 3TG may be necessary to the functionality or production, as described above, and mapped the products within these product groups to their respective vendors in the supply chain. Based on interviews with representatives from various departments, the working group initially evaluated approximately 11,000 private branded products sourced from approximately 574 vendors to determine whether 3TG may be necessary to the functionality or production of such products. The number of evaluated products and relevant vendors increased as compared to the prior year due to our strategy to increase private branded products. Following this initial evaluation, 79 vendors of approximately 1,640 products received a notification describing the Company’s Conflict Minerals Compliance Program requirements, conflict mineral training documentation, and a link to the 3TG survey.

Thereafter, using the CMRT, the working group solicited information from those vendors regarding the inclusion of 3TG in the products they supply Lowe’s, including but not limited to, the mine or location of origin of such 3TG. Upon distribution of the CMRT, the working group communicated directly with the vendors to explain the CMRT process and Lowe’s expectations.

Non-responsive suppliers received multiple follow-up emails reminding them of the Company’s initial survey response target date in an effort to encourage completion of the CMRT. The working group worked directly with non-responsive suppliers to identify any issue the suppliers had in completing and returning the CMRT.

Lowe’s received CMRT responses from all vendors surveyed, or 100% of the population of products surveyed.

Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Mineral Risks. The working group evaluated all CMRT responses for accuracy and consistency. Additionally, the working group contacted vendors to address issues with the accuracy of their statements regarding the lack of presence of 3TG in their in-scope products, incomplete data, or non-identification of a SOR. If a SOR was identified, the working group determined whether the SOR was certified as “compliant” or the equivalent by the RMI (referred to as “RMAP Conformant”).

The working group also developed a CMRT training document for vendors to reference in order to provide Lowe’s with confidence of the quality and depth of a vendor’s due diligence in their own supply chain. In 2021, Lowe’s was also an active member in the Retail Industry Leaders Association, a multi-year program helping retailers navigate issues, compliance requirements, and solutions through a combination of educational materials, benchmarking, implementation tools, and key partnerships.

Based on the 3TG risks identified in Step 2, the working group (i) analyzed and evaluated vendor responses against an established list of risk indicators to identify potential risks within the Company’s supply chain, (ii) re-evaluated the Company’s standard operating procedure to identify and act upon such risks, (iii) discussed the findings of our risk assessment with the Executive Vice President, Merchandising and the Senior Vice President, Deputy General Counsel, Chief Compliance Officer and Assistant Secretary and (iv) reported the due diligence framework and findings as contained in this Conflict Minerals Disclosure to the Sustainability Committee of the Lowe’s Board of Directors.

Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. The standard operating procedure referenced in Step 3 provides for the implementation of steps to conduct audits at identified parts of the supply chain. In connection with our due diligence, the working group compared the identified SORs against the list of RMI certified SORs.
Step 5 - Report on Supply Chain Due Diligence. Lowe’s annually reports the results of its supply chain due diligence by filing this Conflict Minerals Report in accordance with Rule 13p-1 as an exhibit to Form SD.

V.     Independent Private Sector Audit (IPSA) In accordance with guidance issued by the Securities and Exchange Commission (the “SEC”) on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.

VI.     Due Diligence Results Lowe’s encourages all of our vendors to use RMAP Conformant SORs. Based on information provided in vendor surveys and our own reasonable due diligence efforts, we believe the facilities used to process the necessary 3TG that may be in our products include 140 different SORs. Those SORs and their respective country locations are set forth in Attachment A to this Conflict Minerals Report. Based on review of the RMI SOR database, 130 of these SORs are RMAP Conformant, which accounts for approximately 93% of the 140 SORs. Lowe’s intends to continue to encourage those vendors who currently source 3TG from SORs that are not RMAP Conformant to transition to RMAP Conformant SORs or request the SORs they use to become RMAP Conformant. We have no reason to believe any of the 10 SORs that are not RMAP Conformant sourced necessary 3TG from the Covered Countries.

Smelters and Refiners Verified as RMI Certified
Tin	38 of 40 (95%)
Tantalum	2 of 2 (100%)
Tungsten	4 of 5 (80%)
Gold	86 of 93 (92%)
Total	130 of 140 (93%)

Based on information provided by vendors and SORs, as well as from the RMI and other sources, we believe the countries of origin of the necessary 3TG in our products include the countries listed in Attachment B. Vendors provided information on 29 countries of origin.

VII.    2022 Compliance Activities Lowe’s intends to undertake the following steps during 2022 to improve our due diligence to further mitigate any risk that the necessary 3TG that may be in our products benefit armed groups in the Covered Countries, including:
•Continue to engage the Company’s supply chain to obtain current, accurate and complete information about the supply chain, implement responsible sourcing and encourage SORs to obtain conflict free certification from an independent third-party auditor;
•Continue to work with vendors, including any vendors that were new in 2021, sourcing from non-RMAP Conformant mines to alter their supply chain or find new ethically sourcing vendors;
•Continue training internal teams and vendors regarding 3TG and our due diligence process;
•Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD guidance; and
•Continue to monitor supply chain developments in the Covered Countries, as well as other similar supply chain issues, and SOR improvements, including a review of previously non-RMAP Conformant SORs to determine if they are now RMAP Conformant.

VIII.    Disclosure Regarding Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements include, but are not limited to, statements about Lowe’s expected future vendor due diligence and engagement efforts and development of related processes. Although we believe that the expectations, opinions and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual outcomes may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the outcomes either expressed or implied by these forward-looking statements, including but not limited to: regulatory changes and judicial developments relating to conflict minerals disclosure; changes in our supply chain or products; and industry developments relating to supply chain diligence, disclosure and other practices. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” section included in our most recent Annual Report on Form 10-K filed with the SEC and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. All forward-looking statements speak only as of the date of this report. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Conflict Minerals Report.

Attachment A

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	Alpha *	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	Dowa *	Japan
Tin	EM Vinto *	Bolivia
Tin	Fenix Metals *	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. *	China
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd. *	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
Tin	HuiChang Hill Tin Industry Co., Ltd. *	China
Tin	Jiangxi New Nanshan Technology Ltd. *	China
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Malaysia Smelting Corporation (MSC) *	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.*	United States
Tin	Metallo Belgium N.V. *	Belgium
Tin	Metallo Spain S.L.U. *	Spain
Tin	Mineração Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	PT Bangka Serumpun *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Stanindo Inti Perkasa *	Indonesia
Tin	PT Timah (Persero) Tbk Mentok *	Indonesia
Tin	PT Timah Tbk Kundur *	Indonesia
Tin	PT Tinindo Inter Nusa *	Indonesia
Tin	Resind Indústria e Comércio Ltda. *	Brazil
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda. *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tin Technology & Refining *	United States
Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
Tin	Yunnan Tin Company Limited *	China
Tin	Yunnan Yunfan Non-ferrous Metal Co., Ltd.	China
Tungsten	China Molybdenum Tungsten Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	China
Tungsten	Xiamen Tungsten Co., Ltd. *	China
Tantalum	Jiangxi Tuohong New Raw Material *	China
Tantalum	Kemet de Mexico *	Mexico

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Advanced Chemical Company *	United States
Gold	Aida Chemical Industries Co., Ltd. *	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G. *	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC) *	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao *	Brazil
Gold	Argor-Heraeus S.A. *	Switzerland
Gold	Asahi Pretec Corp. *	Japan
Gold	Asahi Refining Canada Ltd. *	Canada
Gold	Asahi Refining USA Inc. *	United States
Gold	Asaka Riken Co., Ltd. *	Japan
Gold	Aurubis AG *	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) *	Philippines
Gold	Boliden AB *	Sweden
Gold	C. Hafner GmbH + Co. KG *	Germany
Gold	CCR Refinery - Glencore Canada Corporation *	Canada
Gold	Cendres + Metaux S.A. *	Switzerland
Gold	Chimet S.p.A. *	Italy
Gold	DODUCO Contacts and Refining GmbH *	Germany
Gold	Dowa *	Japan
Gold	DSC (Do Sung Corporation) *	South Korea
Gold	Eco-System Recycling Co., Ltd. East Plant *	Japan
Gold	Emirates Gold DMCC *	United Arab Emirates
Gold	Geib Refining Corporation *	United States
Gold	Gold Refinery of Zijin Mining Group Co., Ltd. *	China
Gold	Heimerle + Meule GmbH *	Germany
Gold	Heraeus Germany GmbH Co. KG *	Germany
Gold	Heraeus Metals Hong Kong Ltd. *	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. *	China
Gold	Ishifuku Metal Industry Co., Ltd. *	Japan
Gold	Istanbul Gold Refinery *	Turkey
Gold	Italpreziosi *	Italy
Gold	Japan Mint *	Japan
Gold	Jiangxi Copper Co., Ltd. *	China
Gold	JSC Novosibirsk Refinery	Russia
Gold	JSC Uralelectromed	Russia
Gold	JX Nippon Mining & Metals Co., Ltd. *	Japan
Gold	Kazzinc *	Kazakhstan
Gold	Kennecott Utah Copper LLC *	United States
Gold	Kojima Chemicals Co., Ltd. *	Japan
Gold	Korea Zinc Co., Ltd. *	South Korea
Gold	LS-NIKKO Copper Inc. *	South Korea
Gold	LT Metal Ltd. *	South Korea
Gold	Marsam Metals *	Brazil
Gold	Materion *	United States
Gold	Matsuda Sangyo Co., Ltd. *	Japan
Gold	Metalor Technologies (Hong Kong) Ltd. *	China
Gold	Metalor Technologies (Singapore) Pte., Ltd. *	Singapore
Gold	Metalor Technologies (Suzhou) Ltd. *	China

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Metalor Technologies S.A. *	Switzerland
Gold	Metalor USA Refining Corporation *	United States
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V. *	Mexico
Gold	Mitsubishi Materials Corporation *	Japan
Gold	Mitsui Mining and Smelting Co., Ltd. *	Japan
Gold	MMTC-PAMP India Pvt., Ltd. *	India
Gold	Moscow Special Alloys Processing Plant	Russia
Gold	Nadir Metal Rafineri San. Ve Tic. A.S. *	Turkey
Gold	Nihon Material Co., Ltd. *	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH *	Austria
Gold	Ohura Precious Metal Industry Co., Ltd. *	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russia
Gold	PAMP S.A. *	Switzerland
Gold	Planta Recuperadora de Metales SpA *	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russia
Gold	PT Aneka Tambang (Persero) Tbk *	Indonesia
Gold	PX Précinox S.A. *	Switzerland
Gold	Rand Refinery (Pty) Ltd. *	South Africa
Gold	Royal Canadian Mint *	Canada
Gold	SAAMP *	France
Gold	Safimet S.p.A *	Italy
Gold	Samduck Precious Metals *	South Korea
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	SEMPSA Joyeria Plateria S.A. *	Spain
Gold	Shandong Gold Smelting Co., Ltd. *	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Gold	Sichuan Tianze Precious Metals Co., Ltd. *	China
Gold	Singway Technology Co., Ltd. *	Taiwan
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia
Gold	Solar Applied Materials Technology Corp. *	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd. *	Japan
Gold	SungEel HiMetal Co., Ltd. *	South Korea
Gold	T.C.A S.p.A *	Italy
Gold	Tanaka Kikinzoku Kogyo K.K. *	Japan
Gold	Tokuriki Honten Co., Ltd. *	Japan
Gold	Torecom *	South Korea
Gold	Umicore Precious Metals Thailand *	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining *	Belgium
Gold	United Precious Metal Refining, Inc. *	United States
Gold	Valcambi S.A. *	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint) *	Australia
Gold	WIELAND Edelmetalle GmbH *	Germany
Gold	Yamakin Co., Ltd. *	Japan
Gold	Yokohama Metal Co., Ltd. *	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation *	China
* Smelter or refiner certified RMAP Conformant by the Responsible Minerals Initiative

Attachment B

Countries of Origin

Australia	Malaysia
Bolivia	Mexico
Brazil	North Kivu Province, DRC*
Canada	Peru
Chile	Russia
China	Singapore
France	South Africa
Germany	Sweden
Guyana	Switzerland
India	Taiwan
Indonesia	Turkey
Italy	United Arab Emirates
Japan	USA
Kazakhstan	Uzbekistan
South Korea

* Mines located within the Covered Countries with 3TG processed by RMAP Conformant SORs

Attachment C

Product Groups

The following product groups include items subject to the due diligence described in the Conflict Minerals Report:

Air Tools and Accessories	Hammers, Prybars, and Cold Chisels
Battery Accessories	Hand Saws
Battery Blowers	Handheld Cutting and Grinding
Battery Chainsaws	Levels and Squares
Battery Hedge Trimmers & Edgers	Measuring Tools
Battery Lifestyle	Mechanics Tools
Battery Mowers	Miter and Table Saws
Battery Snowblowers	Outdoor Lighting
Battery String Trimmers	Patio
Benchtop Tools	Pliers and Wrenches
Ceiling Fans	Pressure Washers
Chandeliers	Registers and Grills
Compressors DIY and Stationery	Screwdrivers
Cordless Drills and Combo Kits	Timers and Surge Protectors
Electronic Tools	Tool Storage
Flashlights	Utility Knives
Flushmounts	Vanity Lighting
Garage Organization	Wall Plates
Grills	Work Supports